AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement" ), dated as of February 13, 2012, is by and among Alexander & Baldwin, Inc., a Hawaii corporation ("A&B"), Alexander & Baldwin Holdings, Inc., a Hawaii corporation and a direct, wholly owned subsidiary of A&B ("Holdings"), and A&B Merger Corporation, a Hawaii corporation and a direct, wholly owned subsidiary of Holdings ("Merger Sub").

RECITALS

WHEREAS, Holdings and Merger Sub are newly formed entities organized for the purpose of participating in the transactions contemplated by this Agreement;

WHEREAS, as of the date hereof, (i) A&B holds all of the issued and outstanding shares of common stock of Holdings ("Holdings Common Stock") and (ii) Holdings holds all of the issued and outstanding shares of common stock of Merger Sub ("Merger Sub Common Stock");

WHEREAS, the Board of Directors of A&B unanimously has determined that it is advisable and in the best interests of A&B's shareholders to reorganize to create a new holding company structure by merging Merger Sub with and into A&B (the "Merger"), with A&B being the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), and converting each outstanding share of common stock of A&B ("A&B Common Stock") into one share of Holdings Common Stock;

WHEREAS, the Board of Directors of A&B has determined that, among other things, the Merger will help facilitate the previously-announced plan to pursue the separation of A&B into two independent, publicly-traded companies (one company comprising A&B’s real estate and agriculture businesses and the other comprising A&B’s transportation business) (the "Separation");

WHEREAS, the Boards of Directors of each of A&B, Holdings and Merger Sub have approved this Agreement and the Merger, subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Board of Directors of A&B unanimously has determined to submit this Agreement and the Merger for approval by A&B's shareholders, in accordance with the provisions of the Hawaii Business Corporation Act (the "HBCA"), at the 2012 annual meeting of A&B shareholders;

WHEREAS, Holdings, as the sole shareholder of Merger Sub, has approved this Agreement and the Merger;

WHEREAS, promptly following consummation of the Merger, A&B intends to convert into a Hawaii limited liability company pursuant to Section 414-271 of the HBCA (such conversion, the "LLC Conversion");

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger, together with the LLC Conversion, to qualify as a reorganization under the provisions of Section 368(a) of the Code; and

WHEREAS, prior to the consummation of the Merger, A&B, as the sole shareholder of Holdings, intends to amend and restate Holdings' Articles of Incorporation ("Holdings' Charter") to, among other things, provide for certain restrictions on Holdings' Common Stock (the "Maritime Restrictions") intended to help ensure continuing compliance by Holdings with the U.S. maritime and vessel documentation laws applicable to A&B (Holdings' Charter, as so amended and restated as of the Effective Time, "Holdings' Amended Charter");

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, A&B, Holdings and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.  In accordance with Section 414-311 of the HBCA, and subject to the terms and conditions of this Agreement, Merger Sub shall, at the Effective Time (as defined below), be merged with and into A&B, the separate corporate existence of Merger Sub shall cease and A&B shall continue as the Surviving Corporation.  At the Effective Time, the effect of the Merger shall be as provided in Section 414-316 of the HBCA.

Section 1.2 Effective Time.  The Merger shall become effective upon the filing of Articles of Merger with the Director of Commerce and Consumer Affairs of the State of Hawaii pursuant to Section 414-315 of the HBCA or at such later date as may be specified therein (the "Effective Time").

Section 1.3 Organizational Documents of the Surviving Corporation.  From and after the Effective Time, the Articles of Association of A&B, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Articles of Association of the Surviving Corporation until thereafter amended as provided therein or by applicable law.  From and after the Effective Time, the Bylaws of A&B, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

Section 1.4 Directors and Officers of the Surviving Corporation.  The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.5 Directors and Officers of Holdings.  Prior to the Effective Time, A&B, in its capacity as the sole shareholder of Holdings, shall take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and officers of A&B immediately prior to the Effective Time to be elected or appointed as the directors and officers of Holdings, each such person to have the same position(s) with Holdings (and the same committee memberships in the case of directors) as he or she held with A&B immediately prior to the Effective Time, with the directors serving until the earlier of the next meeting of the Holdings shareholders at which an election of directors is held and until their successors are elected or appointed or their earlier death, disability or retirement.

Section 1.6 Additional Actions.  Subject to the terms and conditions of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of the HBCA.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any other actions or things are necessary or desirable in connection with the Merger or to otherwise carry out this Agreement, the officers of the Surviving Corporation shall be authorized to take and do, in the name and on behalf of each of Merger Sub and A&B, all such other actions and things as may be necessary or desirable to carry out this Agreement.

Section 1.7 Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of A&B, Holdings, Merger Sub or the holders of any securities of A&B, Holdings or Merger Sub:

(a) Conversion of A&B Common Stock.  Each share of A&B Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.7(b) and other than Dissenting Shares (as defined below)) shall automatically be converted into one duly issued, fully paid and nonassessable share of Holdings Common Stock.

(b) Cancellation of Treasury Stock.  Each share of A&B Common Stock held in the treasury of A&B immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist.

(c) Conversion of Merger Sub Common Stock.  Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock of the Surviving Corporation.

(d) Cancellation of Holdings Common Stock.  Each share of Holdings Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist.

Section 1.8 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, shares of A&B Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has otherwise satisfied the requirements of Section 414-352 of the HBCA (the "Dissenting Shares") shall not be converted into shares of Holdings Common Stock and holders of such Dissenting Shares will be entitled only to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 414-356 of the HBCA, unless such holder fails to perfect, withdraws or otherwise loses the right to dissent.  If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to dissent, such shares shall be treated as if they had been converted as of the Effective Time into shares of Holdings Common Stock pursuant to Section 1.7, without interest.

(b) No later than ten (10) days after the Effective Time, the Surviving Corporation shall notify each holder of Dissenting Shares of: (i) the approval of the Merger; (ii) the Effective Time; (iii) the availability of dissenters' rights for such shares; and (iv) such additional matters as the Surviving Corporation deems appropriate and as required by Section 414-353 of the HBCA.  The Surviving Corporation shall include in such notice a copy of Part XIV of the HBCA.

Section 1.9 No Required Surrender of Stock Certificates.

(a) At and after the Effective Time, (i) each certificate which, immediately prior to the Effective Time, represented outstanding shares of A&B Common Stock (an "A&B Certificate") shall be deemed for all purposes to evidence ownership of, and to represent, the number of shares of Holdings Common Stock into which the shares of A&B Common Stock represented by such A&B Certificate immediately prior to the Effective Time have been converted pursuant to Section 1.7and (ii) where no A&B Certificate has been issued in the name of a holder of shares of A&B Common Stock, a "book-entry" (i.e., a computerized or manual entry) shall be made in the shareholder records of Holdings to evidence the issuance to such holder of the number of uncertificated shares of Holdings Common Stock into which such shares of A&B Common Stock have been converted pursuant to Section 1.7.

(b) The registered holder of any A&B Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of A&B, or of the transfer agent in respect of the shares of A&B Common Stock, immediately prior to the Effective Time, shall, until such A&B Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends or other distributions on, the shares of Holdings Common Stock into which the shares of A&B Common Stock represented by any such A&B Certificate have been converted pursuant to Section 1.7, subject to the Maritime Restrictions and the HBCA.

(c) Within a reasonable period of time following the Effective Time (taking into consideration the Separation and the Name Change (as defined below)), Holdings shall mail, or shall cause to be mailed, to the persons who were record holders of A&B Certificates immediately prior to the Effective Time (i) a letter of transmittal, in customary form, that requires such holder to specify (A) whether such holder is a U.S. Citizen or Non-U.S. Citizen (as each term is defined in Holdings' Amended Charter) and (B) all other information as may be required by Holdings in accordance with Holdings' Amended Charter and (ii) instructions for use in effecting the surrender of such A&B Certificates in exchange for a certificate (a "Holdings Certificate"), or uncertificated shares in book-entry form, representing the number of shares of Holdings Common Stock into which the shares of A&B Common Stock represented by such A&B Certificate have been converted pursuant to Section 1.7.

(d) If any A&B Certificate shall have been lost, stolen or destroyed, Holdings may, in its discretion and as a condition to the issuance of any Holdings Certificate or uncertificated shares of Holdings Common Stock in book-entry form, require the owner of such lost, stolen or destroyed A&B Certificate to post a bond, in such reasonable and customary amount as Holdings may direct, as indemnity against any claim that may be made against Holdings or the Surviving Corporation with respect to such A&B Certificate.

(e) If any Holdings Certificate is to be issued in a name other than that in which the A&B Certificate surrendered for exchange is registered, such exchange shall be conditioned upon (i) the A&B Certificate so surrendered being properly endorsed or otherwise in proper form for transfer and (ii) the person requesting such exchange either paying any transfer or other taxes required by reason of the issuance of the Holdings Certificate in a name other than that of the registered holder of the A&B Certificate surrendered, or establishing to the satisfaction of Holdings, or the transfer agent in respect of the Holdings Common Stock, that such tax has been paid or is not applicable.

(f)  Each Holdings Certificate shall contain the legend required by Holdings' Amended Charter (the "Maritime Restrictions Legend").  Reasonably promptly following the Effective Time, Holdings shall send, or cause to be sent, to each holder of uncertificated shares of Holdings Common Stock in book-entry form a written notice containing the information set forth in the Maritime Restrictions Legend. The Maritime Restrictions Legend shall be substantially in the form attached hereto as Annex A, with such changes thereto as the Board of Directors of Holdings shall approve prior to the Effective Time.

(g) A&B and Holdings expect that, in connection with the consummation of the Separation, Holdings' name will be changed to "Matson, Inc." (the "Name Change") and that, to the extent the Separation is consummated within a reasonable time following the Effective Time, the exchange of stock certificates provided for in this Section 1.9 will result in the issuance of Holdings Certificates reflecting the Name Change.

Section 1.10 Stock Transfer Books.  At the Effective Time, the stock transfer books of A&B shall be closed and thereafter there shall be no further registration of transfers of shares of A&B Common Stock theretofore outstanding on the records of A&B.

Section 1.11 Plan of Reorganization.  This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g).  Each party hereto shall use its reasonable best efforts to cause the Merger, together with the LLC Conversion, to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger, together with the LLC Conversion, from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

Section 1.12 Successor Issuer.  It is the intent of the parties hereto that Holdings be deemed a "successor issuer" of A&B in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 414 under the Securities Act of 1933, as amended (the "Securities Act").  At or after the Effective Time, Holdings shall file (i) an appropriate report on Form 8-K describing the Merger and (ii) appropriate pre-effective and/or post-effective amendments, as applicable, to any registration statements of A&B on Form S-8.

ARTICLE II

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

Section 2.1 Assumption of A&B Plans and Awards.  At the Effective Time, Holdings shall assume each of the following A&B incentive compensation plans (collectively, the “A&B Plans”), including (i) all unexercised and unexpired options to purchase shares of A&B Common Stock ("A&B Options") and all restricted stock and restricted stock unit awards covering shares of A&B Common Stock (collectively with A&B Options, "A&B Awards") that are then outstanding under the A&B Plans and (ii) the remaining unallocated reserve of shares of A&B Common Stock issuable under each such A&B Plan:  the A&B 2007 Incentive Compensation Plan, as amended, the A&B 1998 Stock Option/Stock Incentive Plan, as amended, the A&B 1998 Non-Employee Director Stock Option Plan and the Restricted Stock Bonus Plan.  At the Effective Time, the reserve of shares of A&B Common Stock under each A&B Plan, whether allocated to existing A&B Awards or unallocated at that time, shall be converted on a one-share-for-one-share basis into a reserve of shares of Holdings Common Stock, and each A&B Award assumed by Holdings shall continue to have, and be subject to, the same terms and conditions as set forth in the applicable A&B Plan and the agreement(s) evidencing each such award as in effect immediately prior to the Effective Time (including, without limitation, the vesting schedule and applicable issuance dates (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby), the per share exercise price, the expiration date and other applicable termination provisions and the tax withholding procedures), except that each A&B Option will be exercisable (or will become exercisable in accordance with its terms) for, and each other A&B Award shall be denominated with reference to and shall be issuable as to, that number of shares of Holdings Common Stock equal to the number of shares of A&B Common Stock that were subject to each such A&B Option and other A&B Award immediately prior to the Effective Time.

Section 2.2 Assignment and Assumption of Agreements.  Effective as of the Effective Time, A&B hereby assigns to Holdings, and Holdings hereby assumes and agrees to perform, all obligations of A&B pursuant to the A&B Plans and each stock option agreement, restricted stock agreement and restricted stock unit agreement evidencing an outstanding A&B Award under the A&B Plans.  Effective as of the Effective Time, Holdings shall become the successor issuer of securities under the A&B Plans and shall, as soon as practicable following the Effective Time, file a post-effective amendment to each existing S-8 registration statement covering the A&B Plans, pursuant to which Holdings as successor to A&B shall expressly adopt such S-8 registration statements as its own in accordance with Rule 414 issued under the Securities Act.

Section 2.3 Reservation of Shares.  On or prior to the Effective Time, Holdings shall reserve sufficient shares of Holdings Common Stock to provide for the issuance of Holdings Common Stock upon the exercise or other settlement of all A&B Awards and to cover any additional shares of Holdings Common Stock that may become issuable under future awards made with respect to the remaining share reserves under the assumed A&B Plans that are, in accordance with the foregoing provisions of this Agreement, converted into reserves of shares of Holdings Common Stock.

Section 2.4 Registration Statement; Proxy/Prospectus.  Promptly following the execution of this Agreement, A&B shall prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement in preliminary form relating to the Shareholders' Meeting (as defined below) (together with any amendments thereof or supplements thereto, the "Proxy Statement") and Holdings shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement" and the prospectus contained in the Registration Statement together with the Proxy Statement, the "Proxy/Prospectus"), in connection with the registration under the Securities Act of the shares of Holdings Common Stock to be issued to the shareholders of A&B pursuant to the Merger.  Each of Holdings and A&B shall use its reasonable best efforts to cause the Registration Statement to become effective and the Proxy/Prospectus to be cleared by the SEC as promptly as practicable, and, prior to the effective date of the Registration Statement, Holdings shall take all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of shares of Holdings Common Stock pursuant to the Merger.  As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy/Prospectus shall have been cleared by the SEC, A&B shall mail or cause to be mailed or otherwise make available in accordance with the Securities Act and the Exchange Act, the Proxy/Prospectus to its shareholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to A&B's shareholders the Proxy/Prospectus in light of the date set for the Shareholders' Meeting.

Section 2.5 Meeting of A&B Shareholders; Board Recommendation.  A&B shall take all action necessary in accordance with the HBCA and its governing documents to call, hold and convene a meeting of its shareholders to consider the approval of this Agreement and the Merger (the "Shareholders' Meeting").  A&B shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger.  A&B may adjourn or postpone the Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy/Prospectus is provided to its shareholders in advance of any vote on this Agreement and the Merger or, if as of the time for which the Shareholders' Meeting is originally scheduled (as set forth in the Proxy/Prospectus), there are insufficient shares of A&B Common Stock voting in favor of the approval of this Agreement and the Merger or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders' Meeting.

Section 2.6 Section 16 Matters.  Prior to the Effective Time, the Boards of Directors of A&B and Holdings or an appropriate committee of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt resolutions consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of A&B or Holdings who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of A&B Common Stock (or derivative securities) and the receipt of shares of Holdings Common Stock (or derivative securities) in exchange therefor by virtue of this Agreement and the Merger will be an exempt transaction for purposes of Section 16(b) of the Exchange Act.

Section 2.7. Other Employee Benefit Plans and Arrangements  Holdings shall assume each of A&B's other employee benefit plans and arrangements and the obligations of A&B thereunder upon the same terms and conditions as set forth in such plans and arrangements as in effect at the Effective Time.

ARTICLE III

CONDITIONS OF MERGER

Section 3.1 Conditions Precedent.  The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

(a) The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the knowledge of Holdings or A&B, threatened by the SEC and not concluded or withdrawn.  No similar proceeding with respect to the Proxy/Prospectus shall have been initiated or, to the knowledge of Holdings or A&B, threatened by the SEC and not concluded or withdrawn.

(b) This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of A&B in accordance with the HBCA.

(c) The Holdings Common Stock to be issued pursuant to the Merger shall have been approved for listing by the New York Stock Exchange (the "NYSE").

(d) No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

(e) The Internal Revenue Service shall have issued to A&B a private letter ruling, in form and substance reasonably satisfactory to A&B, indicating that holders of A&B Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the transactions contemplated by this Agreement.

(f) A&B shall have received a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP in form and substance reasonably satisfactory to it indicating that holders of A&B Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the transactions contemplated by this Agreement.

(g) All material approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties shall have been obtained or made, as applicable.

ARTICLE IV

COVENANTS

Section 4.1 Listing of Holdings Common Stock.  A&B and Holdings shall use their reasonable best efforts to obtain, at or before the Effective Time, confirmation of listing on the NYSE of the Holdings Common Stock issuable pursuant to the Merger.

Section 4.2 Insurance.  A&B and Holdings shall procure insurance or cause the execution of the insurance policies of A&B such that, upon consummation of the Merger, Holdings shall have insurance coverage that is substantially identical to the insurance coverage held by A&B immediately prior to the Merger.

Section 4.3 Expenses.  A&B and Holdings shall pay their own expenses in connection with the transactions contemplated by this Agreement.

Section 4.4 Activities of Holdings and Merger Sub.  Prior to the Effective Time, Holdings and Merger Sub shall not conduct any business activities and shall not conduct any other activities except as necessary to effectuate the transactions contemplated by this Agreement.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.1 Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of A&B if such Board of Directors should determine that, for any reason, the completion of the transactions provided for herein would be inadvisable or not in the best interest of A&B or its shareholders.  In the event of such termination and abandonment, this Agreement shall become void and none of A&B, Holdings or Merger Sub nor their respective shareholders, members, directors or officers shall have any liability with respect to such termination and abandonment.

Section 5.2 Amendment.  At any time prior to the Effective Time, this Agreement may, to the extent permitted by the HBCA, be supplemented, amended or modified by the mutual consent of the parties to this Agreement.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Governing Law.  This Agreement shall be governed by and construed and enforced under the laws of the State of Hawaii.

Section 6.2 Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 6.3 Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.4 Severability.  The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

Section 6.5 No Third-Party Beneficiaries.  Nothing contained in this Agreement is intended by the parties hereto to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 6.6 Tax Matters.  Each of A&B and Holdings will comply with the recordkeeping and information reporting requirements of the Code that are imposed as a result of the transactions contemplated hereby, and will provide information reporting statements to holders of shares of A&B Common Stock at the time and in the manner prescribed by the Code and applicable Treasury Regulations.

[Signature page follows]

IN WITNESS WHEREOF, A&B, Holdings and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALEXANDER & BALDWIN, INC.

By:    /s/ Stanley M. Kuriyama

Name:  Stanley M. Kuriyama

Title:  President and Chief Executive Officer

ALEXANDER & BALDWIN HOLDINGS, INC.

By:    /s/ Stanley M. Kuriyama

Name:  Stanley M. Kuriyama

Title:  President and Chief Executive Officer

A&B MERGER CORPORATION

                         By:    /s/ Stanley M. Kuriyama

          Name:  Stanley M. Kuriyama

Title:  President and Chief Executive Officer

Annex A

Form of Maritime Restrictions Legend

PURSUANT TO THE TERMS AND PROVISIONS OF THE CORPORATION’S ARTICLES OF INCORPORATION, AS SUCH MAY BE AMENDED FROM TIME TO TIME, (I) THE CITIZENSHIP STATUS OF THE HOLDER OF THIS CERTIFICATE IS SUBJECT TO VERIFICATION BY THE BOARD OF DIRECTORS OF THE CORPORATION, (II) THE AMOUNT OF SHARES OF THE CORPORATION’S COMMON STOCK THAT MAY BE OWNED (AS DEFINED IN THE CORPORATION’S ARTICLES OF INCORPORATION) BY ONE OR MORE NON-U.S. CITIZENS (AS DEFINED IN THE CORPORATION’S ARTICLES OF INCORPORATION) IS RESTRICTED, (III) TRANSFERS OF SHARES OF THE CORPORATION’S COMMON STOCK TO NON-U.S. CITIZENS ARE RESTRICTED, AND (IV) THE SHARES OF COMMON STOCK REPRESENTED HEREBY OWNED BY NON-U.S. CITIZENS ARE SUBJECT TO MANDATORY SALE OR REDEMPTION. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS A COPY OF THE CORPORATION’S ARTICLES OF INCORPORATION.